UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                      FEBRUARY 11, 2011 (FEBRUARY 8, 2011)
                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

                         COMPETITIVE TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                                    --------
                 (STATE OR OTHER JURISDICTION OF INCORPORATION)

                           1-8696          36-2664428
                           ------          ----------
         (COMMISSION FILE NUMBER)     (IRS EMPLOYER IDENTIFICATION NO.)


             1375 KINGS HIGHWAY EAST, FAIRFIELD, CONNECTICUT 06824
             -----------------------------------------------------
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

                                 (203) 368-6044
                                 --------------
              REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

                777 COMMERCE DRIVE, FAIRFIELD, CONNECTICUT 06825
                ------------------------------------------------
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  OTHER EVENTS.

On February 8, 2011, the Chairman of Competitive Technologies, Inc. (the "Company") issued a shareholder in a press release and on the Company's website. The full text of the update is as follows:

To:     All Shareholders
From:   WILLIAM REALI, CHAIRMAN
        COMPETITIVE TECHNOLOGIES, INC.

"I want to share with you how energized I and my fellow Board Members are about the coming year. We have made significant progress in establishing a solid operating foundation and reorganization of your Company.

"Under your CEO Johnnie D. Johnson's leadership the Company has quickly embraced teamwork as its philosophy, with all employees and consultants working together to improve the Company and the outlook for its future.

"We have lowered our fixed cost significantly by moving from our previous office suite of 11,000 sq. ft. to a new office suite of 2,700 sq. ft. For those who are not aware, when we were initially elected Board members in 2007, the Company was operating from an office suite of over 11,000 sq. ft. with a seven-year lease. Johnnie Johnson negotiated a lease buy-out with our landlord and agreed to smaller space in one of their other office buildings saving approximately $660,000 over the next two years. Our new lease is for a three-year period of time.

"The office staff in Fairfield, CT has been reduced to three employees. This was done by prioritizing and dividing essential duties among the staff and streamlining other duties through upgrading the software. Some other responsibilities such as storage and shipment of inventory have been outsourced. We thank Marie Cataldo, Donna Mays, and Laurie Murphy for their very hard work on the reorganization and move.

"With cost reductions and other distractions behind us, the Company has renewed its focus on sales of the Calmare medical device and on upgrading its portfolio of other potential revenue-producing technologies. We have several new products that we are evaluating for both their fit with our strategic strengths and their potential for producing revenue. We will be announcing those in the near future.

"Our EVP, Aris Despo, has revamped the sales and marketing program for our Calmare medical device and has been traveling constantly both nationally and internationally. He has implemented a U.S. marketing plan that includes over 20 commissioned sales representatives working under his direct supervision and guidance.

"If you have not done so, please visit our upgraded website www.calmarett.com. It has already proven itself to be a much better resource for individuals and physicians desiring to learn about our Calmare device and its capabilities. The success of our Calmare device is fostering patient demand for expanded treatment opportunities. Doctors are spreading the word of the success of Calmare for treating patients and we are receiving calls requesting additional information, demonstrations or treatment locations of the Calmare pain therapy device. This increased interest is a precursor to the anticipated addition of pain clinics to several more regions of the country in 2011.

"Aris has sent two new trainers to be trained in Rome by Professor Marineo, adding to the availability and flexibility of training staff to support sales. Also, Tim Conley, a consultant to the Company, has been working closely with the VA and DOD and has tapped into his contacts to expedite the use of the Calmare device for the benefit of our veterans and military service personnel.

"Aris is recruiting world-renowned key opinion leaders and working closely with Medical Technology Partners in drafting guidelines for insurance reimbursement codes and submitting our application to the American Medical Association for a code unique to our Calmare medical device for the treatment of cancer pain.

"Internationally, we have completely revamped our distribution model by terminating distributors that were not meeting our distribution standards. We have also engaged Umberto Marangoni, an experienced medical device salesperson, to directly head our international marketing program. Umberto has significant contacts in numerous countries and has already made inroads in several countries in Europe and the Middle East, excluding countries subject to US sanctions. Umberto and Aris have been working closely and are a great team for the sales expansion both in the US and international markets.

"To safeguard you, our shareholders, we implemented a shareholders' rights agreement to protect the shareholder value by eliminating the possibility of someone acquiring control of the Company at the current low stock price. To ease the confusion of an unusual fiscal year, the Company will now, beginning in 2011, report financially on a calendar year basis.

"As a Company, we are galvanized and poised for a great year. We started the year with lower overhead costs allowing the Company to maximize profits from the product sales in 2011. We have the foundation in place and will build a successful and prosperous Company."


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         COMPETITIVE TECHNOLOGIES, INC.
                                  (Registrant)

Dated: February 11, 2011                By: /s/ Johnnie D. Johnson
                                        --------------------------
                                        Johnnie D. Johnson
                                        Chief Executive Officer